EXHIBIT 35.1

SERVICER’S CERTIFICATE OF COMPLIANCE

Re: Assessment of compliance for services provided pursuant to the Master Sale and Servicing Agreement, dated February 27, 2007, the Series Supplement, dated March 10, 2015, the US$ Note Trust Deed, dated March 10, 2015, and other transaction documents relating to SMART ABS Series 2015-1US Trust (collectively, the “Agreements”).

The undersigned hereby certifies that:

1.	I, Karleen Munns, am a Director of Macquarie Leasing Pty Limited (the “Servicer”).

2.	A review of the Servicer’s activities during the period from March 20, 2015 (the date of issuance of the SMART ABS Series 2015-1US Trust transaction subject to the requirements of Regulation AB) through March 31, 2015 (the “Reporting Period”), and of its performance under each of the Agreements has been made under my supervision.

3.	To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under each of the Agreements in all material respects throughout the Reporting Period.

Date: 24 June 2015

/s/ Karleen Munns
Karleen Munns Director

Macquarie Leasing Pty Limited